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                                                                   EXHIBIT 10.12


EMPLOYMENT AGREEMENT EXECUTED IN MONTREAL, QUEBEC, ON MAY    24  , 2002


BETWEEN: TOUCHTUNES MUSIC CORPORATION, a corporation incorporated under the Laws of Nevada.

                  C/O TOUCHTUNES DIGITAL JUKEBOX INC., a corporation incorporated under the CANADA BUSINESS CORPORATIONS ACT, having its head office at Three Commerce Place, 4th floor, Nuns' Island, Verdun, Province of Quebec H3E 1H7;

                  (hereinafter referred to as the "CORPORATION")

AND :             MR. DAN MCALLISTER, 315 Orland Mill Rd Oreland PA 19075

                  (hereinafter referred to as the "EXECUTIVE")


IT IS AGREED AS FOLLOWS:

         WHEREAS the Corporation wishes to retain the services of Executive to provide the services hereinafter described during the term hereinafter set out;

         NOW THEREFORE THIS AGREEMENT WITNESSSES that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties agree as follows;

1        TERM

         1.1 The Corporation shall employ Executive for an indefinite term, such employment having started May 1, 2002. Executive shall be located initially in Oreland, Pennsylvania.

2        DUTIES

2.1 The Corporation hereby confirms having agreed to engage Executive as Vice President Coin-Operated Sales. In such capacity, Executive shall perform such duties and exercise such powers pertaining to the management of Sales.


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2.2      By his acceptance hereof, Executive agrees to devote substantially all of his working time, attention and skill to the Corporation and to make every effort necessary to promote the success of the Corporation's business and perform adequately the duties that are assigned to him.

3        REPORTING PROCEDURES

3.1 Executive shall report directly to the Chief Operating Officer of the Corporation or such other person as may be designated by the Corporation from time to time.

4        REMUNERATION

4.1 The Annual Base Salary payable to Executive for his services hereunder shall be $100,000.00 USD, exclusive of bonuses, benefits and other compensation. The Annual Base Salary payable to Executive pursuant to the provisions of this Section 4 shall be payable in accordance with the Corporation's normal practices less, in any case, any deductions or withholdings required by law.

4.2 The Corporation provides the Executive with an automobile and reimburses the Executive for all expenses related to the operation of the automobile. Upon termination of the lease for the existing automobile, the Corporation agrees to provide the Executive with a monthly automobile allowance of $500.00. The Corporation will, in addition, reimburse the Executive solely for gasoline charges for the automobile.

4.3 The Corporation whall provide Execuitve with employee benefits comparable to those provided to those provided by the corporation from time to time to other senior executives of the Corporation.

5        SHORT-TERM INCENTIVES

5.1 The short-term incentives as set out in this Section 5 will be revised for each fiscal year currently ending December 31. The targets will be set for the Executive and will be approved by the Corporation's CEO and the Compensation Committee of the Board of Directors of the Company. Executive is entitled to the following short-term incentives: a monthly, quarterly and annual bonus. These short-term incentives for the fiscal year 2002 are as set out in Sections 5.2.1, 5.2.2 and 5.2.3 (eash one of which has its own targets):

5.2 For purposes of this Section 5, New Jukeboxes are defined as newly-manufactured and refurbished Maestro and Genesis digital jukebox models and are net of any returns, adjustments and unpaid amounts. For any product other than the Maestro and Genesis jukeboxes, these are excluded from the above definition and may be compensated for under a separate plan to be determined by the Company.


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5.2.1    Monthly Bonus

         For each month in which the Corporation ships New Jukeboxes, in excess of 125, the Executive is entitled to an additional bonus of $2,500 plus an additional $40 for each New Jukebox shipped over 125 and up to 150.

         For each month in which the Corporation ships New Jukeboxes in excess of 150, the Executive is entitled to an additional bonus of $1,000 plus an additional $40 for each New Jukebox shipped over 150 up to 175.

         For each month in which the Corporation ships New Jukeboxes in excess of 175, the Executive is entitled to an additional bonus of $1,000 plus an additional $40 for each New Jukebox shipped over 175 and up to 200.

         For each month in which the Corporation ships New Jukeboxes in excess of 200, the Executive is entitled to an additional bonus of $1,000 plus an additional $40 for each New Jukebox shipped over 200.

5.2.2    Quarterly Bonus

         For each calendar quarterly in which the Corporation ships New Jukeboxes in excess of 120% of the Quarterly Target, the Executive is entitled to a maximun quarterly bonus of $3,500.00. For the 2002 fiscal year the Quarterly Target is set at 375 New Jukeboxes (120% of which is 450 New Jukeboxes).

5.2.3    Yearly Bonus

         For each fiscal year in which the Corporation ships New Jukeboxes in excess of the Annual Target, the Executive is entitled to an annual bonus of up to $15,000.00. The annual bonus shall be calculated on a pro-rata basis on New Jukeboxes shipped in excess of the Annual Target with the maximum $15,000.00 Annual Bonus earned when 120% of the Annual Target is achieved. For the 2002 fiscal year, the Annual Target is set at 1,500 New Jukeboxes.

6        VACATION

6.1 Executive shall be entitled to four (4) weeks of paid vacation per fiscal year of the Corporation. Should Executive decide not to take all the vacation to which he is entitled in any fiscal year, Executive shall be entitled to take up to one (1) of such vacation weeks during the following fiscal year. Upon termination under Section 8, Executive is entitled to payment for a maximum of one (1) week of unused vacation.


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7        EXPENSES

7.1 Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses incurred by Executive from time to time in connection with carrying out his duties hereunder. Executive shall furnish to the Corporation supporting evidence for expenses in respect of which Executive seeks reimbursement.

8        TERMINATION

8.1 This Agreement may be terminated, except for continuing obligations hereunder as at any such termination, in any of the following eventualities and with the following consequences:

8.1.1 at any time, for Cause, on simple notice from the Corporation to Executive the whole without any other notice or any pay in lieu of notice or any indemnity whatsoever from the Corporation to Executive, and any further claims or recourse by Executive against the Corporation or its affiliates in respect of such termination; or

         "CAUSE" shall mean cause for dismissal without either notice or payment in lieu of notice for reasons of fraud, embezzlement, gross negligence, willful breach or careless disregard or gross dereliction of duty, incapacity or refusal to perform employment functions due to drug use or alcohol addiction, conviction of a felony, any of such, not corrected within thirty (30) days of notice to that effect and discriminatory practices governed by statute.

8.1.2 upon three-(3) month notice in writing from Executive to the Corporation, specifying his intention to resign, in which event the Corporation shall only be obliged to pay Executive his Annual Base Salary earned before the date of termination calculated to and including the date of termination and the Corporation shall have no further obligations hereunder in the event of such resignation; or

8.1.3 Upon written notice from the Corporation to Executive in the event of termination of his employment without Cause, in which event the Corporation shall pay Executive an indemnity in lieu of notice in a lump sum equal to six (6) months of Executive's Annual Base Salary at the time of termination, and the Corporation shall have no further obligations hereunder in the event of such termination. Executive shall have no further claims or recourse against the Corporation or any of its affiliates in respect of such termination; or

8.2      For Disability/Death

8.2.1 The Corporation may immediately terminate this Agreement by notice to Executive if Executive becomes permanently disabled. Executive shall be deemed to have become permanently disabled in the event of any mental incapacity or physical disability of such severity that Executive shall have been unable to attend to any


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         normal duties with the Corporation for more than nine (9)
         consecutive months in any year or for twelve (12) months out of any period of twenty-four (24) consecutive months during the employment period.

8.2.2 This Agreement shall terminate without notice upon the death of Executive.

9        SEVERANCE PAYMENTS

9.1 Upon termination of Executive's employment for Cause or by the voluntary termination of employment of Executive as set forth in Sections 9.1.1 and 9.1.2, Executive shall not be entitled to any severance payment or any other payments at law or otherwise other than Annual Base Salary earned by Executive before the date of termination calculated up to and including the date of termination.

9.2 If Executive's employment is terminated for any reason other than the reasons set forth in Section 9.1.1 or 9.1.2, Executive shall be entitled to receive an indemnity in lieu of notice, severance payment or any other amount at law or otherwise, in a lump sum amount equal to six (6) months of Executive's Annual Base Salary at the time of termination. The Corporation shall have no further obligations hereunder in the event of such termination. Executive shall have no further claims or recourse against the Corporation or any of its affiliates in respect of such termination.

9.3 Upon termination of Executive's employment for disability or death as set forth in Section 9.2, all options to purchase common shares in the share capital of TTMC granted to Executive shall become vested immediately.

10       CONFIDENTIALITY

10.1 Executive shall not, directly or indirectly, without the specific prior written consent of the Corporation, at any time after the date hereof, divulge to any business, enterprise, person, firm, corporation, partnership, association or other entity, or use for Executive's own benefit, (i) any confidential information concerning the businesses, affairs, customers, suppliers or clients of the Corporation or its affiliates, including, without limitation, any trade secret (process, plan, form, marketing strategy, etc.), all computer programs in any form (diskette, hard disk, tape, printed circuit, etc.), all access codes to computer programs together with any plan, sketch, diagram, card, contract, bid, price list and client list relative to the Corporation's business, or (ii) any non-public data or statistical information of the Corporation or its affiliates, whether created or developed by the Corporation or its affiliates or on their behalf or with respect to which Executive may have knowledge or access (including, without limitation, any of the foregoing created or developed by Executive), it being the intent of the Corporation and Executive to restrict Executive from disseminating or using any data or information that is at the time of such use or


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         dissemination unpublished and not readily available or generally known to persons involved or engaged in businesses of the type engaged in from time to time by the Corporation (the "Confidential Information"). For purposes of this Employment Agreement, Confidential Information shall not be deemed to include:

10.1.1 Information that, at the time of disclosure under this Employment Agreement or during Executive's employment, is in the public domain or that, after disclosure under this Employment Agreement or in connection with Executive's employment, becomes part of the public domain by publication or otherwise through no action or fault of Executive or any other party subject to an obligation of confidentiality;

10.1.2 Information that the Corporation authorizes Executive to disclose in writing; or

10.1.3 Information that Executive is required to disclose pursuant to a final court order that the Corporation has had an opportunity to contest prior to any such disclosure.

10.2 This undertaking to respect the confidentiality of the Confidential Information and to not make use of or disclose or discuss it to or with any person shall continue to have full effect notwithstanding the termination of Executive's employment with the Corporation for a period of three (3) years following the date of such termination.

11       NON-SOLICITATION

11.1 Executive agrees that he shall not, during his employment and for a period of eighteen (18) months following the termination of his employment, on his own behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person, employ, offer employment to or solicit the employment or the engagement of or otherwise entice away from the employment of the Corporation or its subsidiaries, any individual who is employed by the Corporation or its subsidiaries at the time of the termination of Executive's employment or who was employed by the Corporation or its subsidiaries in the six (6) month period preceding the termination of Executive's employment.

12       NON-COMPETITION

12.1     Executive agrees that during his employment and for a period of twelve
         (12) months after Executive ceases to be employed by the Corporation, Executive shall not, directly or indirectly, for Executive's own account or as an employee, officer, director, partner, joint venture, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which Executive holds less than 5% of the outstanding shares) engage in any business or


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         enterprise, in the United States of America, that directly or indirectly competes with the business of the Corporation, as it exists now or in the future during his employment.

13       INTELLECTUAL PROPERTY

13.1 For the purposes of this Agreement, the term "Inventions" means ideas, designs, concepts, techniques, inventions and discoveries, whether or not patentable or protectable by copyright and whether or not reduced to practice, including but not limited to devices, processes, drawings, works of authorship, computer programs, methods and formulas together with any improvement thereon or thereto, derivative works therefrom and know-how related thereto made, developed or conceived by Executive while at the employment of the Corporation during working hours using the Corporation's data or facilities and which relates to the Corporation's areas of business.

13.2 Executive shall assign and hereby does assign all Inventions to the Corporation. Executive shall disclose all Inventions in writing to the Corporation, shall assist the Corporation in preparing patent or copyright applications for Inventions, and execute said applications and all other documents required to obtain patents or copyrights for those Inventions and/or to vest title thereto in the Corporation, at the Corporation's expense, but for no additional consideration to Executive. In the event that the Corporation requires assistance under this Section after termination of employment, Executive shall provide such assistance at the cost and expense of the Corporation.

13.3 During the term of this Agreement or after termination, on request of the Corporation and at the cost and expense of the Corporation, Executive shall execute specific assignments in favor of the Corporation or nominees of any of the Inventions covered by this Section, as well as execute all papers and perform all lawful acts that the Corporation considers reasonably necessary or advisable for the preparation, prosecution, issuance, procurement and maintenance of patent or copyright applications and patents and copyrights for the Inventions, and for transfer of any interest Executive may have, and shall execute any and all papers and lawful documents required or necessary to vest title in the Corporation or its nominee in the Inventions.

14       ENFORCEABILITY

14.1 Executive agrees that, for the purposes of Sections 11 to 15, all covenants and restrictions in favor of the Corporation are also made in favor of its subsidiaries and that the remedies provided for in this
         Section 15 also apply to its subsidiaries.


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14.2     Executive hereby confirms and agrees that the covenants and restrictions pertaining to Executive contained in this Agreement, including, without limitation those contained in Sections 11 to 15 hereof, are reasonable and valid.

14.3 Without limiting the remedies available to the Corporation, Executive hereby expressly acknowledges and agrees that a breach of the covenants contained in Sections 11 to 15 may result in materially irreparable harm to the Corporation for which there is no adequate remedy at law; that it will not be possible to measure damages for such injuries precisely, and that, in the event of such a breach, the Corporation shall be entitled to obtain any or all of a temporary restraining order and a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by the provisions of Sections 11 to 15 or such other relief as may be required to enforce specifically any of the covenants of Sections 11 to 15. Such proceedings shall not preclude the Corporation from claiming for damages that it has suffered.

15       RETURN OF MATERIALS

15.1 All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of the Corporation or any of its affiliates and associates that may come into the possession or control of Executive shall at all times remain the property of the Corporation or such subsidiary or associate, as the case may be. On termination of Executive's employment for any reason, Executive agrees to deliver promptly to the Corporation all such property of the Corporation in the possession of Executive or directly or indirectly under the control of Executive. Executive agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property or other property of the Corporation.

16       GOVERNING LAW

         This Agreement shall be construed in accordance with and governed by the laws of the State of New York. To the extent permitted by applicable law, the parties hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby to the jurisdiction of any federal court located in Chicago, Illinois and waive any and all objections to jurisdiction that they may have.

17       SEVERABILITY

17.1 If any provision of this Agreement, including the breadth or scope of such provision, shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not


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         affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

18       NO ASSIGNMENT

18.1 Executive may not assign, pledge or encumber Executive's interest in this Agreement nor assign any of the rights or duties of Executive under this Agreement without the prior written consent of the Corporation.

19       SUCCESSORS

19.1 This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Corporation and the heirs, executors, personal legal representatives and permitted assigns of Executive.

20       SURVIVAL OF COVENANTS

20.1 Insofar as any of the obligations contained in this Agreement are capable of surviving termination of this Agreement they shall so survive and continue to bind Executive notwithstanding the termination of the Agreement for whatsoever reason.

21       COMPLETE UNDERSTANDING

21.1 Once signed, this Agreement replaces all prior written and/or oral agreements between Executive and the Corporation with regard to Executive's terms of employment with the Corporation. This Agreement may not be changed orally, but only in an agreement in writing signed by both parties.

22       LEGAL ADVICE

22.1 Executive hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defense to the enforcement of his obligations under this Agreement.

23       LANGUAGE

23.1 The parties hereto specifically requested that the present Agreement be drawn up in English. Les parties aux presentes ont specifiquement requis que cette convention soit redigee en anglais.


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                            (SIGNATURES ON PAGE 11.)



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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.


                                             TOUCHTUNES MUSIC CORPORATION

                                             /s/ Matthew Carson
                                             -----------------------------------
                                        per: Matthew Carson
                                             Vice President Finance, CFO


                                             EXECUTIVE

                                             /s/ Dan McAllister
                                             -----------------------------------
                                             Dan McAllister